EXHIBIT 99

             UNION PLANTERS BANK AND REPUBLIC BANKING CORPORATION OF
                            FLORIDA REACH AGREEMENT

         MIAMI - February 22, 1999 - Union Planters Bank, N.A. (NYSE:UPC) and Republic Banking Corporation of Florida (NASDAQ: RBCF), the parent company of Republic National Bank of Miami, announced today an agreement to merge. Union Planters will acquire Republic National Bank's 25 Miami-Dade and two Broward County banking centers and approximately $1.6 billion in assets. The merged banks will position Union Planters as the third largest bank in Miami-Dade County and sixth largest in Florida, with combined assets of $5.5 billion and 100 banking centers.
         "Republic has a rich, unparalleled tradition of providing individualized solutions to their customers' financial needs, as well as a long-standing commitment to supporting the South Florida community," explained Adolfo Henriques, Chairman and CEO of Union Planters Bank in Florida. "Republic is a perfect complement to Union Planters' business strategy and vision for Florida."
         As a combined force, the bank will provide Florida customers with greater convenience through an expanded banking center and ATM network, as well as an improved offering of products and services.
         "This is a merger of traditions," commented Oscar Bustillo Jr, chairman of Republic National Bank of Miami. "We believe combining our assets and talents with those of Union Planters is the right move for our customers, employees and shareholders."
         Henriques will continue to serve as the bank's Chairman and CEO of the Florida Region. Bustillo will serve as President of Union Planters Bank for Miami-Dade County.
         "I am delighted to join forces with Oscar and his strong, talented Republic team of associates. Together, we will blend the best of Union Planters with the best of Republic to make the combined enterprise the bank of choice among Florida consumers."
         The merger is expected to be completed at mid year 1999. The all cash transaction was valued at $19.25 per share, with a total transaction value of approximately $412 million.
         The transaction is subject to appropriate shareholder and regulatory approvals. In connection with executing the merger agreement, Republic and Union Planters entered into a termination fee agreement providing for the payment of a fee to Union Planters under certain circumstances and the directors and majority shareholders of Republic, including Rebank Netherlands, Antilles, N.V., entered into agreements with Union Planters agreeing to vote their shares of Republic common stock in favor of the transaction.


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         Union Planters Bank Florida has approximately $3.9 billion in assets and currently operates 73 banking centers throughout the state. Founded in 1869, Union Planters Corporation, the parent company of Union Planters Bank, Florida, is one of the country's 30 largest banking companies with total assets of approximately $33 billion through offices in Tennessee, Mississippi, Florida, Missouri, Arkansas, Alabama, Indiana, Kentucky, Illinois, Iowa, Texas and Louisiana. The Corporation's common stock is traded on the New York Stock Exchange under the symbol UPC. The Small Business Administration recently named Union Planters one of the five most-friendly small business lenders in the country.